G. BRAD BECKSTEAD
Certified Public Accountant
                                         330 E. Warm Springs
                                         Las Vegas, NV 89119
                                                702.528.1984
                                         425.928.2877 (efax)

May 12, 2000

To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of May 12, 2000, on the Financial Statements of Edgar Filing.net, Inc. for the quarter March 31, 2000, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,

/s/G. Brad Beckstead, CPA
Nevada License #2701